Exhibit 16.1

April 2, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Delta Petroleum Corporation and, under the date of March 27, 2013, we reported on the consolidated financial statements of Delta Petroleum Corporation (Predecessor) as of December 31, 2011 and for the period from January 1, 2012 through August 31, 2012 and for the year ended December 31, 2011. Delta Petroleum Corporation is the predecessor entity to Par Petroleum Corporation prior to its reorganization under Chapter 11 of the Bankruptcy Code on September 1, 2012 (the Effective Date). On October 29, 2012, we were notified that Par Petroleum Corporation engaged Ehrhardt Keefe Steiner & Hottman PC, now known as EKS&H LLLP (“EKS&H”), as its principal accountant for the year ending December 31, 2012 and that the auditor-client relationship with KPMG LLP would cease upon completion of the audit of Delta Petroleum Corporation’s financial statements for the period from January 1, 2012 through August 31, 2012 and the issuance of our report thereon. On March 27, 2013, we completed our audit and the auditor-client relationship ceased. We have read Par Petroleum Corporation’s statements included under Item 4.01 of its Form 8-K/A dated April 2, 2013, and we agree with such statements.

Very truly yours,

(Signed) KPMG LLP